UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONCERT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 14, 2018
Dear Stockholders,
You are cordially invited to attend the 2018 annual meeting of stockholders (the “Annual Meeting”) of Concert Pharmaceuticals, Inc. (the “Company”), which will be held on June 14, 2018 at 9:00 AM Eastern Time, at the offices of the Company, 99 Hayden Avenue, Suite 500, Lexington, MA 02421, to consider and vote upon the following proposals:
1. The election of three Class I Directors (the “Director Nominees”) to our Board of Directors (the “Board”), to serve until the 2021 annual meeting of stockholders (the “Director Proposal”);
2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (the “Auditor Proposal”); and
3. Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Our Board has fixed the close of business on April 17, 2018 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of that meeting.
We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. On or about May 3, 2018, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2017 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2017 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2017 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please vote as soon as possible by submitting your proxy via the Internet or telephone as indicated on the proxy card or by signing, dating and returning the proxy card. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Roger D. Tung
Roger D. Tung, Ph.D.
President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROPOSALS
The following are some questions that you, as a holder of common stock of the Company, may have regarding the 2018 annual meeting of stockholders (the “Annual Meeting”) of Concert Pharmaceuticals, Inc. (the “Company”) and the proposals and brief answers to such questions. We urge you to carefully read this entire proxy statement and the documents referred to in this proxy statement because the information in this section does not provide all the information that may be important to you as a stockholder of the Company with respect to the proposals.
Our Board of Directors (the “Board of Directors” or the “Board”) has made this proxy statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting, and any adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about May 3, 2018.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 14, 2018:
This Proxy Statement, the accompanying proxy card or voting instruction card and our 2017 Annual Report on Form 10-K are available at: http://ir.concertpharma.com/annual-meeting.
In this proxy statement, the terms “we,” “us,” “our,” “the Company” and “Concert,” refer to Concert Pharmaceuticals, Inc.

THE ANNUAL MEETING
When and where will the Annual Meeting take place?
The Annual Meeting will be held on June 14, 2018 at 9:00 AM Eastern Time, at the offices of the Company, 99 Hayden Avenue, Suite 500, Lexington, MA 02421.
What proposals are the stockholders being asked to consider?
At the Annual Meeting, you will be asked to vote upon:

1.	The election of three Class I Directors (the “Director Nominees”) to our Board, to serve until the 2021 annual meeting of stockholders (the “Director Proposal”);

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (the “Auditor Proposal”); and

3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
What are the recommendations of the Board?
The Board unanimously recommends that the stockholders vote “FOR” each of the Director Nominees and the Auditor Proposal.
What is the Record Date for the Annual Meeting?
Holders of our common stock as of the close of business on April 17, 2018, the “Record Date” for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the Annual Meeting.
Who can vote at the Annual Meeting?
Stockholders who owned shares of our common stock on the Record Date may attend and vote at the Annual Meeting. There were 23,393,087 shares of common stock outstanding on the Record Date. All shares of common stock have one vote per share and vote together as a single class. Information about the stockholdings of our directors and executive officers is contained in the section of this proxy statement entitled “Principal Stockholders”.
What is the proxy card?
The proxy card enables you to appoint Roger D. Tung, Marc Becker and Lynette Herscha as your proxies at the Annual Meeting. By completing and returning or submitting the proxy card as described herein or in the Notice, you are authorizing these people to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we think that it is a good idea to complete and return or submit your proxy card before the Annual Meeting date just in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially
Stockholder of Record
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, you are a “stockholder of record” who may vote at the Annual Meeting, and we are sending these proxy materials or the Notice directly to you. You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials.
Beneficial Owner
If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials or the Notice are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Annual Meeting.

What is the quorum required for the Annual Meeting?
The representation in person or by proxy of holders of at least a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present at the Annual Meeting.
Assuming that a quorum is present, what vote is required to approve the proposals to be voted upon at the Annual Meeting?

•	The election of each Director Nominee requires the affirmative vote of a plurality of votes of the shares cast at the election.

•	The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called Annual Meeting.
How do I vote?
Stockholders have four voting options. You may vote using one of the following methods:

1.	Internet. To vote by the Internet, please follow the instructions shown on the Notice.

2.	Mail. If you requested or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

3.
In Person. You may come to the Annual Meeting and cast your vote there. The Board recommends that you vote by proxy even if you plan to attend the Annual Meeting. If your shares of common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in “street name”, and you wish to vote in person at the Annual Meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Annual Meeting.

Telephone and Internet voting for stockholders of record will be available up until 11:59 Eastern Time on June 13, 2018, and mailed proxy cards must be received by June 13, 2018 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.
What are the effects of not voting or abstaining? What are the effects of broker non-votes?
If you do not vote by virtue of not being present in person or by proxy at the Annual Meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Abstentions will be counted for the purpose of determining the existence of a quorum. However, they will not be considered in determining the number of votes cast. Accordingly, an abstention will have no effect on the Director Proposal or the Auditor Proposal.

Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Broker non-votes will be counted for the purpose of determining the existence of a quorum. The Director Proposal is a “non-routine” matter. Thus, in tabulating the voting result for the Director Proposal, shares that constitute broker non-votes are not considered votes cast on the Director Proposal. The Auditor Proposal is considered a “routine” matter and a broker or other nominee may generally exercise discretionary authority to vote on the Auditor Proposal.
What does it mean if I received more than one proxy card or Notice?
If your shares are registered differently or in more than one account, you will receive more than one proxy card or Notice. To make certain all of your shares are voted, please follow the instructions included on the Notice on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
What happens if I don’t indicate how to vote my proxy?
If you just sign or submit your proxy card without providing further instructions, your shares will be counted as a vote “for” each of the Director Nominees and the Auditor Proposal.
What happens if I sell my shares after the record date but before the Annual Meeting?
If you transfer your shares after the Record Date but before the date of the Annual Meeting, you will retain your right to vote at the Annual Meeting (provided that such shares remain outstanding on the date of the Annual Meeting).
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending a written notice to our Corporate Secretary at 99 Hayden Avenue, Suite 500, Lexington, MA 02421, stating that you would like to revoke your proxy of a particular date;

•	voting again at a later time, but prior to the date of the Annual Meeting, via the Internet or telephone;

•	signing or submitting another proxy card with a later date and returning it before the polls close at the Annual Meeting; or

•	attending the Annual Meeting and voting in person.
Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares. Simply attending the Annual Meeting will not constitute a revocation of your proxy.
Who will bear the costs of the proxy solicitation?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.

When will the voting results be announced?

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS
Our Board is divided into three classes, with one class of our directors standing for election each year for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our directors may fill existing vacancies on the Board by appointment. The members of the classes are divided as follows:

•	the Class I Directors are Peter Barton Hutt, Wilfred E. Jaeger and Roger D. Tung and their term expires at the annual meeting of stockholders to be held in 2018;

•	the Class II Directors are Ronald W. Barrett, Meghan FitzGerald and Wendell Wierenga and their term will expire at the annual meeting of stockholders to be held in 2019; and

•	the Class III Directors are Richard H. Aldrich, Thomas G. Auchincloss, Jr. and Christine van Heek and their term will expire at the annual meeting of stockholders to be held in 2020.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.
Our Board, on the recommendation of our nominating and corporate governance committee, has nominated Peter Barton Hutt, Wilfred E. Jaeger and Roger D. Tung for re-election as Class I Directors at the Annual Meeting. Each director that is elected at the Annual Meeting will be elected to serve for a three year term that will expire at our annual meeting of stockholders in 2021.
If no contrary indication is made, proxies in the accompanying form are to be voted for Peter Barton Hutt, Wilfred E. Jaeger and Roger D. Tung or, in the event that any of these candidates is not a candidate or is unable to serve as a director at the time of election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.
We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and adherence to high ethical standards. Certain individual skills and qualifications of our directors, which we believe contribute to the effectiveness of the Board as a whole, are described in the paragraphs below.
Information Regarding Directors
The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Nominees for Election to the Board
Term Expiring at the
2018 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Concert Pharmaceuticals, Inc.
Peter Barton Hutt	83	Director
Wilfred E. Jaeger	62	Director
Roger D. Tung	58	Director, Chief Executive Officer and President
Peter Barton Hutt has served as a member of our Board of Directors since December 2006. Mr. Hutt has practiced law at Covington & Burling LLP, specializing in food and drug law, since 1960 (except for the period from 1971 to 1975) and currently serves as senior counsel. From 1971 to 1975, he was Chief Counsel for the Food and Drug Administration. Mr. Hutt is a member of the board of directors of Flex Pharma, Inc. and Q Therapeutics, Inc., each of which is a public biotechnology company, as well as numerous private companies. During the last five years, Mr. Hutt also served as a member of the board of directors of BIND Therapeutics, Inc., Seres Health, Inc., Xoma Ltd., Celera Corporation, a public biotechnology company that was acquired by Quest Diagnostics, Inc. in 2011, DBV Technologies SA, a public biotechnology company, and Momenta Pharmaceuticals, Inc., a public biotechnology company. Mr. Hutt received a B.A. from Yale University, an LL.B. from Harvard Law School and an LL.M. from New York University School of Law. We believe Mr. Hutt’s extensive knowledge of regulatory and legal issues related to drug development and his service on numerous boards of directors allow him to be a key contributor to our Board of Directors.
Wilfred E. Jaeger, M.D. has served as a member of our Board of Directors since May 2006. Dr. Jaeger co-founded Three Arch Partners, a venture capital firm, in 1993 and has served as a Partner since that time. Prior to co-founding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. He is also a member of the board of directors of Threshold Pharmaceuticals, Inc., a public pharmaceutical company, and Nevro Corporation, a public medical device company, as well as numerous private companies. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, his M.D. from the University of British Columbia School of Medicine and an M.B.A. from Stanford University. We believe that Dr. Jaeger’s financial and medical knowledge and experience allow him to be a key contributor to our Board of Directors.
Roger D. Tung, Ph.D. is our co-founder and has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2006. He is also a member of the board of directors of Flex Pharma, Inc., a public pharmaceutical company. Before founding Concert, Dr. Tung was a founding scientist at Vertex Pharmaceuticals Incorporated, a pharmaceutical company, where he was employed from 1989 to 2005, most recently as its Vice President of Drug Discovery. Prior to Vertex, he held various positions at Merck, Sharp & Dohme Research Laboratories, a global healthcare provider, and The Squibb Institute for Medicinal Chemistry. Dr. Tung received a B.A. in Chemistry from Reed College and a Ph.D. in Medicinal Chemistry from the University of Wisconsin-Madison. We believe that Dr. Tung’s detailed knowledge of our Company and his 33-year career in the global pharmaceutical and biotechnology industries, including his roles at Vertex, provide a critical contribution to our Board of Directors.

Members of the Board Continuing in Office
Term Expiring at the
2019 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Concert Pharmaceuticals, Inc.
Ronald W. Barrett	62	Director
Meghan FitzGerald, Ph.D.	47	Director
Wendell Wierenga, Ph.D.	70	Director
Ronald W. Barrett, Ph.D. has served as a member of our Board of Directors since December 2007. Dr. Barrett was a founder of XenoPort, Inc., a public biopharmaceutical company, and served as its Chief Executive Officer from 2001 to 2015, its Chief Scientific Officer from 1999 to 2001 and as a member of its board of directors from 1999 to 2015. Prior to XenoPort, Dr. Barrett held various positions at Affymax Research Institute, a drug discovery company now owned by GlaxoSmithKline plc, and Abbott Laboratories, a healthcare company. During the last five years, Dr. Barrett also served as a member of the board of directors of XenoPort. Dr. Barrett received a B.S. from Bucknell University and a Ph.D. in Pharmacology from Rutgers University. We believe that Dr. Barrett’s industry and board experience, including his experience as the chief executive officer of a publicly traded biopharmaceutical company, makes him a key contributor to our Board of Directors.
Meghan FitzGerald, DrPH. has served as a member of our Board of Directors since March 2016. Since December 2016, Ms. FitzGerald has served as a Managing Partner at L1 Health LLC, an investment fund specializing in healthcare investments. From May 2015 to October 2016, Ms. FitzGerald served as Executive Vice President of Strategy and Policy at Cardinal Health, a healthcare services and product company. From October 2010 until May 2015, she served as President, Cardinal Health Specialty Solutions. Since July 2017, Ms. FitzGerald has served on the board of directors of Arix Bioscience plc, a publicly traded biotechnology company. Ms. FitzGerald also serves on the board of a number of private biotechnology companies. Ms. FitzGerald obtained a Doctor of Public Health degree at New York Medical College, focusing on Health Policy. She also earned a master’s degree in Public Health from Columbia University and a B.S. in Nursing from Fairfield University. Ms. FitzGerald’s broad-based experience in business, including her leadership and board experience in the healthcare industry, allow her to be a key contributor to our Board of Directors.
Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since March 2014. From June 2011 to February 2014, Dr. Wierenga served as Executive Vice President, Research and Development of Santarus, Inc., a public biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in January 2014. From 2007 to May 2011, Dr. Wierenga served as Executive Vice President, Research and Development of Ambit Biosciences Corporation, a biopharmaceutical company engaged in the discovery and development of small-molecule kinase inhibitors. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in Chemistry from Stanford University. Dr. Wierenga is a member of the boards of directors of Apricus Biosciences, Inc., and Cytokinetics, Incorporated, which are publicly traded biopharmaceutical companies. During the last five years, Dr. Wierenga also served as a member of the boards of directors of Anacor Pharmaceuticals, Inc., acquired by Pfizer in 2016, Xenoport, Inc., acquired by Arbor Pharmaceuticals in 2016, Ocera Therapeutics, Inc., acquired by Mallinckrodt in 2017, and Onyx Pharmaceuticals, Inc., a public biopharmaceutical company that was acquired by Amgen in 2013. We believe that Dr. Wierenga’s extensive experience in biopharmaceutical research and development and his service on the boards of directors of several public biopharmaceutical companies allow him to be a key contributor to our Board of Directors.

For a Three-Year Term Expiring at the
2020 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Concert Pharmaceuticals, Inc.
Richard H. Aldrich	63	Director
Thomas G. Auchincloss, Jr.	56	Director
Christine van Heek	61	Director
Richard H. Aldrich is our co-founder and has served as a member of our Board of Directors and as Chairman of our Board of Directors since May 2006. Mr. Aldrich is a co-founder and has been a Partner of Longwood Fund, a venture capital firm, since December 2010. Mr. Aldrich has been an employee of Longwood Management LLC since August 2015. Mr. Aldrich founded RA Capital Management LLC, a hedge fund, in 2001 and served as a Managing Member from 2001 to 2008 and as a Co-Founding Member from 2008 until 2011. Mr. Aldrich has co-founded and helped to build several biotechnology companies including Sirtris Pharmaceuticals, Inc., (acquired by GlaxoSmithKline in 2008), Alnara Pharmaceuticals, Inc. (acquired by Eli Lilly in 2010), Verastem, Inc., OvaScience, Inc. and FlexPharma. Mr. Aldrich was also a founding employee of Vertex Pharmaceuticals Incorporated, where he held the position of Senior Vice President and Chief Business Officer and managed all commercial and operating functions from 1989 to 2001. Prior to joining Vertex, Mr. Aldrich held several management positions at Biogen Inc. Mr. Aldrich serves on the board of directors of OvaScience, Inc., a public life sciences company, where he serves as the Lead Director. Mr. Aldrich also serves on the boards of a number of private biotechnology companies. During the last five years, Mr. Aldrich also served as a member of the board of directors of PTC Therapeutics, Inc. and Verastem, Inc., both of which are public biopharmaceutical companies. Mr. Aldrich received his B.S. in Management from Boston College and an M.B.A. from the Amos Tuck School at Dartmouth College. We believe Mr. Aldrich’s broad-based experience in business, including his leadership and board experience at life science companies, and his familiarity with our business as a co-founder of our company allow him to be a key contributor to our Board of Directors.
Thomas G. Auchincloss, Jr. has served as a member of our Board of Directors since December 2014. Since October 2013, Mr. Auchincloss has served as Managing Partner at Counterpoint Trading Company, LLC, a private investment firm. From August 2007 through September 2013, Mr. Auchincloss was self-employed in private investing. From May 2005 to August 2007, Mr. Auchincloss worked as Chief Financial Officer of Metabolix, Inc., a public biomaterials company. Prior to joining Metabolix, Mr. Auchincloss served as a consultant with Metabolix, from April 2002 to May 2005, providing business development, financial and strategic consulting services. From 1994 to 2001, Mr. Auchincloss served in a variety of positions at Vertex Pharmaceuticals Incorporated, most recently as Vice President, Finance and Treasurer. Mr. Auchincloss received a B.S. in Business Administration from Babson College and an M.B.A. in Finance from the Wharton School. We believe that Mr. Auchincloss’ financial and industry experience, including his experience as the chief financial officer of a publicly traded biomaterials company, make him a key contributor to our Board of Directors.
Christine van Heek has served as a member of our Board of Directors since April 2016. Ms. van Heek has served as an adviser and consultant to several companies in the bio-pharmaceutical industry. From 1991 to 2003, Ms. van Heek served in various roles at Genzyme, Inc., a biotechnology company, including positions as Corporate Officer and President, Therapeutics Division; General Manager, Renal Division; and Vice President, Global Marketing. In addition, she has held various sales and marketing positions at Genentech, Inc. and Caremark/HHCA. During the last five years, Ms. van Heek also served as a member of the board of directors of Affymax, Inc., a biopharmaceutical company. Ms. van Heek holds an M.B.A. from Lindenwood University in St. Louis and a B.S.N. from the University of Iowa. We believe that Ms. van Heek's industry experience, including her extensive experience in strategic roles of a publicly traded biomaterials company, make her a key contributor to our Board of Directors.

CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, and corporate governance guidelines and charters for our audit committee, our compensation committee, and our nominating and governance committee. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the “Corporate Governance” page of the “Investors” section of our website, www.concertpharma.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or NASDAQ listing standards. We will also provide copies of these documents as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Concert Pharmaceuticals, Inc., 99 Hayden Avenue, Suite 500, Lexington, MA 02421, Attention: Investor Relations.
Director Independence
Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and that compensation committee members also satisfy heightened independence requirements contained in the NASDAQ Listing Rules as well as Rule 10C-1 under the Exchange Act.
Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.
When determining the independence of the members of our compensation committee under the heightened independence requirements contained in the NASDAQ Listing Rules and Rule 10C-1, our Board is required to consider all factors specifically relevant to determining whether a director has a relationship with us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of that director, including any consulting, advisory or other compensatory fee paid by us to that director; and (2) whether that director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Our Board has reviewed the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Dr. Tung, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Board also determined that Mr. Auchincloss, Dr. Jaeger and Ms. van Heek, who comprise our audit committee, and Mr. Aldrich, Dr. Barrett and Ms. FitzGerald, who comprise our compensation committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making such determinations, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
Our Board is currently chaired by Mr. Aldrich, an independent director, who possesses an in-depth knowledge of our business, opportunities and challenges. We believe he is the person best positioned to ensure that our Board’s time and attention is focused on the most critical matters.

The Board’s Role in Risk Oversight
Our Board has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs have the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the Board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.
Board Meetings
Our Board met six times during our fiscal year 2017, including telephonic meetings. During the year, each of our directors attended 75% or more of the combined total number of meetings of the Board and the committees on which he or she served.
Committees of the Board
We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our Board. A copy of each charter can be found on the “Corporate Governance” page of the “Investors” section of our website at www.concertpharma.com.
Audit Committee
The members of our audit committee are Mr. Auchincloss, Dr. Jaeger and Ms. van Heek. Mr. Auchincloss is the chair of the audit committee. Our Board has determined that each of Mr. Auchincloss and Dr. Jaeger qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Listing Rules.
In making this determination, our board has considered the formal education and nature and scope of each such director’s previous experience, coupled with past and present service on various audit committees. Our audit committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met nine times during fiscal year 2017, including telephonic meetings. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function, if any;

•	discussing our risk management policies;

•
establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
We believe that the composition of our audit committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our Board has determined that each of Mr. Auchincloss, Dr. Jaeger and Ms. van Heek is independent as independence is currently defined in applicable NASDAQ listing standards.
Compensation Committee
The members of our compensation committee are Mr. Aldrich, Dr. Barrett and Ms. FitzGerald. Dr. Barrett is the chair of the compensation committee. Our compensation committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee met six times during fiscal year 2017. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other adviser retained by the compensation committee;

•	conducting an independence assessment with respect to any compensation consultant, legal counsel or other adviser retained by the compensation committee;

•	reviewing and discussing with management our director and executive compensation disclosure required to be included in our annual report on Form 10-K or proxy statement; and

•	preparing the compensation committee report required by SEC rules, if applicable.
The compensation committee may delegate to one or more executive officers the power to grant options or other stock awards pursuant to our equity incentive plans to employees who are not directors or executive officers, subject to certain limitations. The compensation committee may also form and delegate its responsibilities to one or more subcommittees of the Board.

We believe that the composition of our compensation committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our Board has determined that each of Mr. Aldrich, Dr. Barrett and Ms. FitzGerald is independent as independence is currently defined in applicable NASDAQ listing standards.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Aldrich, Mr. Hutt and Dr. Wierenga. Mr. Aldrich is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee met one time during fiscal year 2017. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each committee of our Board;

•	reviewing and making recommendations to our board with respect to management success planning;

•	developing and recommending corporate governance principles to the Board; and

•	overseeing periodic evaluations of the Board.
We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our Board has determined that each of Mr. Aldrich, Mr. Hutt and Dr. Wierenga is independent as independence is currently defined in applicable NASDAQ listing standards.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In the “Corporate Governance” page of the “Investors” section on our website, www.concertpharma.com, we have posted a current copy of the code of business conduct and ethics and all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of this code. Information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.
Director Nomination Process
Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors.
Director Qualifications
In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•	reputation for personal and professional integrity, honesty and adherence to high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company;

•	strong finance experience;

•	commitment to understand the Company and its industry;

•
interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.
The nominating and corporate governance committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the Board, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the Board. The committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the Company and its stockholders. The committee further believes it is appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the NASDAQ qualification standards. The committee believes it is appropriate for our chief executive officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.
Identification and Evaluation of Nominees for Directors
The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our Board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective or expertise.
If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies a new nominee that meets the criteria above. The committee generally inquires of our Board and members of management for their recommendations. The committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of suggested candidates. Final candidates, if other than our current directors, would be interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best contribute to the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our Board.

We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
Under our bylaws, stockholders wishing to nominate a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2019 Annual Meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals”. Such submissions must state the nominee’s name, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
Director Attendance at Annual Meetings
Although the Company does not have a formal policy regarding attendance by members of our Board at our Annual Meeting, we encourage all of our directors to attend. Seven directors attended our 2017 annual meeting of stockholders.
Communications with Our Board
Stockholders seeking to communicate with our Board should submit their written comments to Concert Pharmaceuticals, Inc., 99 Hayden Avenue, Suite 500, Lexington, MA 02421, Attention: Corporate Secretary. The corporate secretary will forward such communications to each member of our Board; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Director Compensation
During 2017, we did not provide any compensation to Dr. Tung, our President and Chief Executive Officer, for his service as a member of our Board. Dr. Tung’s compensation as an executive officer is set forth above under “Executive Compensation-2017 Summary Compensation Table.”
Non-employee director compensation is set by our Board of Directors at the recommendation of our compensation committee. In April 2017, the compensation committee retained Radford, an AON Hewitt company, to assist in assessing our non-employee director compensation program and provide recommendations for changes to the program, if any. The 2017 peer group companies disclosed below under the heading “Narrative to the Summary Compensation Table” was used in the analysis, as well as other market data.
Under our director compensation program, we pay our non-employee directors a cash retainer for their service on the Board of Directors and for their service on each committee of which the director is a member. The Chairman of the Board of Directors and the chairs of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board of Directors. The fees paid to non-employee directors for their service on the Board of Directors and for their service on each committee of the Board of Directors of which the director is a member are as follows:

	Annual Member Fee ($)	Chairman Annual Fee ($)
Board of Directors	40,000	65,000
Audit Committee	7,500	15,000
Compensation Committee	5,000	10,000
Nominating and Corporate Governance Committee	3,000	7,000
We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board of Director and committee meetings.

In addition, under our director compensation program, each new non-employee director elected to our Board of Directors receives an option to purchase 25,000 shares of our common stock. Each of these options vest in equal quarterly installments over a three-year period measured from the date of grant, subject to the director’s continued service as a director, and will become vested and exercisable in full upon a change in control of our Company. Further, on the date of the first board meeting held after each annual meeting of stockholders, each non-employee director that has served on our Board of Directors for at least six months receives an option to purchase 10,000 shares of our common stock. Each of these options vest in equal quarterly installments over a one-year period measured from the date of grant, subject to the director’s continued service as a director, and will become vested and exercisable in full upon a change in control of our Company. The exercise price of each option is equal to the fair market value of a share of our common stock on the date of grant.
This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as our directors and to align our directors’ interests with those of our stockholders.
In accordance with our director compensation program, in June 2017 we granted options to purchase 10,000 shares of our common stock to each non-employee serving on the Board of Directors.

The following table sets forth information regarding compensation earned by our non-employee directors during 2017.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Richard H. Aldrich	77,000	90,720	167,720
Thomas G. Auchincloss, Jr.	52,720	90,720	143,440
Ronald W. Barrett, Ph.D.	47,720	90,720	138,440
Meghan FitzGerald, Ph.D.	42,720	90,720	133,440
Christine van Heek	45,220	90,720	135,940
Peter Barton Hutt	29,970	90,720	120,690
Wilfred E. Jaeger, M.D.	50,220	90,720	140,940
Wendell Wierenga, Ph.D.	40,720	90,720	131,440

(1)
The amounts included in the “Option awards” column reflect the aggregate grant date fair value of options granted during 2017 calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the director upon exercise of the options. Assumptions used in the calculation of these amounts are included in Note 8 to the consolidated financial statements appearing elsewhere in this Annual Report on Form 10-K. As of December 31, 2017. As of December 31, 2017, the non-employee members of our Board of Directors held the following outstanding equity awards:

•
Mr. Aldrich held stock options to purchase 51,236 shares of common stock in the aggregate, of which 46,236 shares were vested, with the remaining shares scheduled to vest through and including June 15, 2018;

•
Mr. Auchincloss held stock options to purchase 55,000 shares of common stock in the aggregate, of which 50,000 shares were vested, with the remaining shares scheduled to vest through and including June 15, 2018;

•
Dr. Barrett held stock options to purchase 30,000 shares of common stock in the aggregate, of which 25,000 shares were vested, with the remaining shares scheduled to vest through and including June 15, 2018;

•
Dr. FitzGerald held stock options to purchase 35,000 shares of common stock in the aggregate, of which 19,583 shares were vested, with the remaining shares scheduled to vest through and including March 22, 2019;

•
Ms. van Heek held stock options to purchase 35,000 shares of common stock in the aggregate, of which 17,500 shares were vested, with the remaining shares scheduled to vest through and including June 9, 2019;

•
Mr. Hutt held stock options to purchase 44,156 shares of common stock in the aggregate, of which 39,156 shares were vested, with the remaining shares scheduled to vest through and including June 15, 2018;

•	Dr. Jaeger held a stock option to purchase 30,000 shares of common stock, of which 25,000 shares were vested, with the remaining shares scheduled to vest through and including June 15, 2018;
•	Dr. Wierenga held a stock option to purchase 58,538 shares of common stock, of which 53,538 shares were vested, with the remaining shares scheduled to vest through and including June 15, 2018.
Compensation Committee Interlocks and Insider Participation
During 2017, the members of our compensation committee were Dr. Barrett, Mr. Aldrich and Dr. FitzGerald. None of our executive officers serves, or in the past has served, as a member of the Board or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our compensation committee. None of the members of our compensation committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.
Compensation Committee Report
The compensation committee reviewed and discussed the disclosure included in the section of this proxy statement entitled “Executive Compensation” with management. Based on the review and discussions, the compensation committee recommended to the Board that the section of this proxy statement entitled “Executive Compensation” be included in this proxy statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF CONCERT PHARMACEUTICALS, INC.
Ronald R. Barrett, Ph.D., Chairman
Richard H. Aldrich
Meghan FitzGerald

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF CONCERT PHARMACEUTICALS, INC.
The audit committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of our independent registered public accounting firm, (3) the performance of our internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the Board.
Management is responsible for the preparation of the Company’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2017. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed with the SEC.
THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF CONCERT
PHARMACEUTICALS, INC.
Thomas G. Auchincloss, Chairman
Wilfred E. Jaeger
Christine van Heek

EXECUTIVE OFFICERS
The following table sets forth the name, age and positions of each of our executive officers and directors as of February 26, 2018.

Name	Age	Position(s)
Executive Officers
Roger D. Tung, Ph. D.	58	President and Chief Executive Officer, Director
Marc Becker	46	Chief Financial Officer
James V. Cassella, Ph.D.	63	Chief Development Officer
Lynette A. Herscha	46	General Counsel
Nancy Stuart	59	Chief Operating Officer
Executive Officers

The biography of Dr. Tung can be found under “Proposal No. 1: Election of Class I Directors - Nominees for Election to the Board - Term Expiring at the 2018 Annual Meeting of Stockholders (Class I).”

Marc Becker has served as our Chief Financial Officer and principal financial officer since January 2018. Prior to joining Concert, Mr. Becker served as the Chief Financial Officer of CRISPR Therapeutics, a publicly traded biotechnology company, from February 2016 to September 2017. From January 2012 to February 2016, Mr. Becker was the Chief Financial Officer of rEVO Biologics, a biotechnology company. Prior to rEVO Biologics, Mr. Becker held increasing roles of responsibility at Genzyme from August 2001 to October 2011, culminating in Vice President, Finance. Mr. Becker received an M.B.A. from Babson College and a B.S. in Business Administration from the University of Massachusetts and was licensed as a certified public accountant.

James V. Cassella, Ph.D. has served as our Chief Development Officer since February 2015. Prior to joining Concert, Dr. Cassella served as Executive Vice President, Research and Development and Chief Scientific Officer of Alexza Pharmaceuticals, Inc. from July 2012 to January 2015 and served as its Senior Vice President, Research and Development from June 2004 to July 2012. From April 1989 to April 2004, Dr. Cassella held various management positions at Neurogen Corporation, a publicly traded biotechnology company. Prior to Neurogen, Dr. Cassella was Assistant Professor of Neuroscience at Oberlin College. Dr. Cassella received a Ph.D. in Physiological Psychology from Dartmouth College, completed a postdoctoral fellowship in the Department of Psychiatry at the Yale University School of Medicine and received a B.A. in Psychology from the University of New Haven.

Lynette Herscha has served as our General Counsel and Corporate Secretary since June 1, 2017. Previously, Ms. Herscha served as our Vice President and Associate General Counsel and Assistant Secretary since July 2014. Prior to joining Concert, Ms. Herscha held senior legal positions at Momenta Pharmaceuticals, Inc., a biotechnology company and Phase Forward Incorporated, a technology company. Prior to that, Ms. Herscha worked in the law offices of Fulbright & Jaworksi. Ms. Herscha earned her Juris Doctor and B.A. in English from Boston University.

Nancy Stuart has served as our Chief Operating Officer since October 2007 and was our Senior Vice President, Corporate Strategy and Operations from July 2006 to October 2007. Prior to joining Concert, Ms. Stuart held various business operations and business development positions at Amgen Inc., a biopharmaceutical company, Kinetix Pharmaceuticals, Inc., a pharmaceutical company subsequently acquired by Amgen, Scion Pharmaceuticals, Inc., a pharmaceutical company, Vertex and Genzyme Corporation, a biotechnology company subsequently acquired by Sanofi S.A. Ms. Stuart holds a B.S. from the University of Michigan and an M.B.A. from the Simmons College Graduate School of Management.

EXECUTIVE COMPENSATION
2017 Summary Compensation Table
The following table sets forth information regarding total compensation awarded to, earned by and paid to each individual who served as our chief executive officer during the year ended December 31, 2017 and our two most highly-compensated executive officers (other than our chief executive officer) who were serving as executive officers as of December 31, 2017 for services rendered in all capacities to the Company for the years indicated below. We refer to these individuals as our “named executive officers”.

Name	Year	Salary ($)	Bonus ($)	Option awards ($) (1)	Stock awards ($)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Roger D. Tung, Ph.D.	2017	517,402	—	1,496,440	1,109,600 (2)	297,506	9,906	3,430,854
President and Chief Executive Officer	2016	499,905	—	1,937,609	—	199,962	9,756	2,647,232
James V. Cassella, Ph.D.	2017	406,445	—	523,754	832,200 (3)	186,965	10,872	1,960,236
Senior Vice President and Chief Development Officer	2016	392,700	—	569,885	—	125,664	10,722	1,098,971
Nancy Stuart	2017	398,247	—	523,754	832,200 (3)	183,194	9,906	1,947,301
Chief Operating Officer	2016	384,780	—	911,816	—	123,130	9,756	1,429,482

(1)
The amounts included in the “Option awards” column reflect the aggregate grant date fair value of option awards granted in the years indicated, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officer upon exercise of the options. Assumptions used in the calculation of these amounts are included in Note 8 to the consolidated financial statements included in the Annual Report on Form 10-K, filed with the SEC on March 1, 2018.

(2)
The amount reported reflects the aggregate grant date fair value of performance stock units issued to Dr. Tung during fiscal year 2017, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 8 to the consolidated financial statements included in the Annual Report on Form 10-K, filed with the SEC on March 1, 2018.

(3)
The amounts reported reflect the aggregate grant date fair value of restricted stock units and performance stock units issued to Dr. Cassella and Ms. Stuart during fiscal year 2017, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 8 to the consolidated financial statements included in the Annual Report on Form 10-K, filed with the SEC on March 1, 2018.

(4)
Consists of cash bonuses earned under our 2017 and 2016 executive bonus programs with respect to the years indicated. See the “Narrative to Summary Compensation Table” below for a description of the 2017 executive bonus program.

(5)	Amounts disclosed under the column “All Other Compensation” for 2017 represent Company matching contributions to 401(k) accounts and life insurance premiums.
Narrative to Summary Compensation Table
We review compensation annually for all employees, including our executives. In setting executive base salaries and target incentive bonus levels, determining actual incentive bonus amounts and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our Company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our compensation committee has primary responsibility for determining the compensation of our executive officers. Our compensation committee typically reviews and discusses proposed compensation with the chief executive officer for all executives other than for the chief executive officer. The compensation committee, without the applicable members of management present, discusses recommendations for management and ultimately approves the compensation of our executive officers. During 2017, our compensation committee engaged Radford as its independent compensation consultant, to review our executive compensation peer group and program design and to assist with assessing our executives’ compensation relative to those at comparable companies. Our compensation committee considered the relationship that Radford has with us, the members of our Board of Directors and our executive officers. Based on the committee’s evaluation, the compensation committee has determined that Radford is independent and that their work has not raised any conflicts of interest.

Radford assisted the committee in conducting a competitive compensation assessment for our executive officers for the fiscal year ended December 31, 2017. In evaluating the total compensation of our executive officers, the compensation committee, with the assistance of Radford, reviewed compensation information from our peer group companies. Radford then supplemented the peer group proxy information with published survey data, which provided a broader market representation of companies and deeper position reporting.

Using information provided by Radford, the compensation committee established a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for 2017 was comprised of the following 21 publicly traded companies:

Achillion Pharmaceuticals, Inc.	Genocea Biosciences, Inc.	Paratek Pharmaceuticals, Inc.

Agenus, Inc.	Geron Corporation	Sangamo Biosciences, Inc.

Akebia Therapeutics, Inc.	GlycoMimetics, Inc.	Selecta Biosciences, Inc.

Ardelyx, Inc.	Ignyta, Inc.	Trevena, Inc.

Cytokinetics, Inc.	Inovio Pharmaceuticals, Inc.	Xencor, Inc.

Edge Therapeutics, Inc.	Karyopharm Therapeutics, Inc.	Ziopharm Oncology, Inc.

Epyzime, Inc.	Mirati Therapeutics, Inc.	Zogenix, Inc.

Base salary. In 2017, the base salaries for Dr. Tung, Dr. Cassella, and Ms. Stuart were $517,402, $406,445 and $398,247, respectively. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.
Annual bonus. Pursuant to our executive bonus program for 2017, our Board of Directors established and approved annual bonus targets based on achievement of specified corporate goals. The target bonus amounts for the named executive officers were 50% of base salary for Dr. Tung and 40% of base salary for each of Dr. Cassella and Ms. Stuart. Our corporate goals are typically focused on the achievement of specific research, clinical, regulatory, financial and strategic goals.  We consider these to be difficult to attain, conducive to the creation of stockholder value and designed to contribute to our current and future financial success.  The corporate goals for 2017 were to identify new candidate compounds, partner our CTP-656 program, advance our CTP-543 program, and raise capital.

In January 2018, the compensation committee conducted a review to determine and approve the attainment of such goals and to assess the individual performance of each of our named executive officers. Based upon such review and assessment, the compensation committee approved cash incentive bonuses of $297,506 to Dr. Tung, $186,965 to Dr. Cassella and $183,194 to Ms. Stuart for 2017.
Equity incentives. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, we typically grant stock option awards at the start of employment to each executive officer and our other employees and our compensation committee and Board of Directors periodically review the equity incentive compensation of our named executive officers and other employees, and from time to time, may grant equity incentive awards to them in the form of stock options.
For stock options, the option exercise price is equal to the fair market value of our common stock on the date of grant. Time vested stock option grants made in connection with commencement of employment with us typically vest 25% on the first anniversary of the date of grant or, if earlier, the initial employment date (the "vesting commencement date"), and 6.25% vest per quarter thereafter, through the fourth anniversary of the vesting commencement date. Other stock option grants generally vest 6.25% per quarter through the fourth anniversary of the vesting commencement date.
In January 2017, we granted each of Dr. Tung, Dr. Cassella, and Ms. Stuart an option to purchase 200,000, 70,000 and 70,000 shares of our common stock, respectively. In July 2017, we awarded each of Dr. Tung, Dr. Cassella, and Ms. Stuart restricted stock units that vest subject to the achievement of certain performance conditions in the amount of 80,000, 30,000, and 30,000 stock units, respectively. In addition, Dr. Cassella and Ms. Stuart were each granted 30,000 restricted stock units that are subject to time based vesting. The vesting conditions applicable to such restricted stock units are described in the footnotes to the "Outstanding Equity Awards at 2017 Fiscal Year End Table" below.

Outstanding Equity Awards at 2017 Fiscal Year End Table
The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2017.

	Options Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of units of stock that have not vested (#)		Market value of units of stock that have not vested ($) (9)	Equity incentive plan awards: Number of unearned units that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Roger D. Tung, Ph.D.	27,757	—	(1)	4.58	12/19/2018
	38,052	—	(2)	4.41	12/10/2019
	29,202	—	(3)	3.79	12/14/2020
	39,822	—	(4)	3.50	12/15/2021
	177,888	25,412	(5)	8.40	6/10/2024
	74,375	95,625	(6)	16.85	1/7/2026
	37,500	162,500	(7)	10.97	1/4/2027
						40,000	(10)	1,034,800	40,000	(11)	1,034,800
James V. Cassella, Ph.D.	96,250	43,750	(8)	14.46	3/5/2025
	21,875	28,125	(6)	16.85	1/7/2026
	13,125	56,875	(7)	10.97	1/4/2027
						45,000	(12)	1,164,150	15,000	(13)	388,050
Nancy Stuart	48,882	—	(1)	4.58	12/19/2018
	34,512	—	(2)	4.41	12/10/2019
	21,238	—	(3)	3.79	12/14/2020
	22,122	—	(4)	3.50	12/15/2021
	87,500	12,500	(5)	8.40	06/10/2024
	35,000	45,000	(6)	16.85	01/07/2026
	13,125	56,875	(7)	10.97	01/04/2027
						45,000	(12)	1,164,150	15,000	(13)	388,050

(1)
This stock option was granted under our 2006 Stock Option and Grant Plan and was subject to vesting in equal quarterly installments over four years from the vesting start date and fully vested in accordance with its terms on December 19, 2012.

(2)
This stock option was granted under our 2006 Stock Option and Grant Plan and was subject to vesting in equal quarterly installments over four years from the vesting start date and fully vested in accordance with its terms on December 10, 2013.

(3)
This stock option was granted under our 2006 Stock Option and Grant Plan and was subject to vesting in equal quarterly installments over four years from the vesting start date and fully vested in accordance with its terms on December 14, 2014.

(4)
This stock option was granted under our 2006 Stock Option and Grant Plan and was subject to vesting in equal quarterly installments over four years from the vesting start date and fully vested in accordance with its terms on December 15, 2015.

(5)
This option was granted under our 2014 Stock Incentive Plan and vested as to 25% of the shares underlying such option on June 10, 2015 and vests as to an additional 6.25% of the shares at the end of each successive quarter thereafter, through and including June 10, 2018.

(6)	This option was granted under our 2014 Stock Incentive Plan and vests as to 6.25% of the shares underlying such option at the end of each quarter, through and including January 7, 2020.
(7)	This option was granted under our 2014 Stock Incentive Plan and vests as to 6.25% of the shares underlying such option at the end of each quarter, through and including January 4, 2021.
(8)
This option was granted under our 2014 Stock Incentive Plan and vested as to 25% of the shares underlying such option on March 5, 2016 and vests as to an additional 6.25% of the shares at the end of each successive quarter thereafter, through and including March 5, 2019.

(9)	Based on the closing price of $25.87, which was the closing market price on NASDAQ of our common stock on December 29, 2017, the last trading day of 2017.
(10)
These performance stock units were granted on July 6, 2017, with 50% of the award vesting on March 31, 2018 and the remaining 50% eligible to vest on March 31, 2019, subject to the achievement of the closing of the Asset Purchase Agreement with Vertex Pharmaceuticals prior to March 31, 2018 (considered achieved and further discussed in detail at Note 14 of the consolidated financial statements in the Annual Report on Form 10-K), provided that Dr. Tung remains employed by the Company through the applicable vesting date.

(11)
These performance stock units were granted on July 6, 2017, with 50% of the award eligible to vest on March 31, 2018 and the remaining 50% eligible to vest on March 31, 2019, in each case subject to the institution by the Patent Trial and Appeal Board of a Post Grant Review petition filed by the Company against Incyte Corporation prior to March 31, 2018, provided that Dr. Tung remains employed by the Company through the applicable vesting date.

(12)
Consists of restricted stock units granted on July 6, 2017, which vest in full on March 31, 2019 assuming the executive officer remains employed with the Company through such date, and performance stock units granted on July 6, 2017, which vest in full on March 31, 2018 subject to the achievement of the closing of the Asset Purchase Agreement with Vertex Pharmaceuticals prior to March 31, 2018 (considered achieved and further discussed in detail at Note 14 of the consolidated financial statements in the Annual Report on Form 10-K), provided that the executive officer remains employed by the Company through the vesting date.

(13)
Consists of performance stock units granted on July 6, 2017, which vest in full on March 31, 2018 subject to the achievement of the institution by the Patent Trial and Appeal Board of a Post Grant Review petition filed by the Company against Incyte Corporation prior to March 31, 2018, provided that the executive officer remains employed by the Company through the vesting date.

Employment Agreements, Severance and Change in Control Arrangements
Employment agreements
We have entered into employment agreements with each of our named executive officers. The employment agreements confirm the executive officers’ titles, compensation arrangements and eligibility for benefits made available to employees generally and also provide for certain benefits upon a termination of employment under specified conditions. Each named executive officer’s employment is at will.
Payments and benefits provided upon a qualifying termination not in connection with a change of control
Under the terms of the employment agreements we have entered into with each of the named executive officers, if an executive’s employment is terminated by us other than for "cause" and other than as a result of death or disability or by such executive officer for "good reason", each as defined in such employment agreement, in each case not within the "change of control period", as defined below, and subject to the executive’s execution of an effective general release of potential claims against us, each named executive officer will be entitled to (1) an amount equal to his or her then-current monthly base salary for a period of 12 months, or 15 months in the case of Dr. Tung, and (2) continued Company paid medical and dental benefits to the extent that the named executive officer was receiving them at the time of termination until the earlier of 12 months following termination, or 15 months following termination in the case of Dr. Tung, and the date the named executive officer’s COBRA continuation coverage expires, subject to certain legal restrictions.
Payments and benefits provided upon a qualifying termination in connection with a change of control
Under the terms of the employment agreements we have entered into with each of the named executive officers, if the executive’s employment is terminated by us or our successor other than for cause or by such executive officer for good reason, in each case, within one year following a "change of control", as defined in such employment agreement (the "change of control period"), and subject to the executive’s execution of an effective general release of potential claims against us, in lieu of the severance benefits described above, each named executive officer will be entitled to:

•
An amount equal to 12 months (or 18 months in the case of Dr. Tung) of the named executive officer’s base salary, which will be paid as a lump sum if the change of control constitutes a change in control under Section 409A of the Internal Revenue Code.

•	An amount equal his or her current target bonus (or 1.5 times his target bonus in the case of Dr. Tung).

•
Continued Company paid medical and dental benefits to the executive to the extent that he or she was receiving them at the time of termination until the earlier of 12 months (or 18 months in the case of Dr. Tung) following termination and the date the named executive officer’s COBRA continuation coverage expires, subject to certain legal restrictions.

In addition, if a change of control occurs and within one year following such change of control we or our successor terminate the executive’s employment other than for cause, or the executive’s employment ends due to the executive's death or disability, or the executive terminates his or her employment for good reason, then all stock options held by the executive will immediately vest in full.

If the payments or benefits payable to each named executive officer in connection with a change of control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced to the extent necessary to avoid the imposition of such excise tax but only if such reduction would result in a higher net after-tax benefit to the named executive officer.

The following table summarizes the severance payments and benefits our named executive officers would be entitled to receive, assuming a qualifying termination occurred on December 31, 2017.

Name	Cash Severance ($) (1)	Bonus ($) (2)	COBRA Continuation ($) (3)	Value of Accelerated Vesting of Stock Options ($) (4)	Total ($)
Roger D. Tung, Ph.D.
Qualifying termination not in connection with a change of control	646,753	—	36,223	—	682,976
Qualifying termination in connection with a change of control	776,103	388,052	43,468	3,727,735	4,935,358
James V. Cassella, Ph.D.
Qualifying termination not in connection with a change of control	406,445	—	29,202	—	435,647
Qualifying termination in connection with a change of control	406,445	162,578	29,202	1,600,313	2,198,538
Nancy Stuart
Qualifying termination not in connection with a change of control	398,247	—	27,163	—	425,410
Qualifying termination in connection with a change of control	398,247	159,299	27,163	1,471,713	2,056,422

(1)
For a termination by us other than for cause or due to death or disability or by the executive for good reason, in each case not during the change of control period, this amount represents, in the case of Dr. Tung, 15 months of base salary, and in the case of Ms. Stuart and Dr. Cassella, 12 months of base salary, each at the rate in effect on December 31, 2017.

In the event of a termination by us other than for cause or by the executive for good reason, in each case within 12 months of a change of control, this amount represents, in the case of Dr. Tung, 18 months base salary, and in the case of Ms. Stuart and Dr. Cassella, 12 months of base salary, each at the rate in effect on December 31, 2017.

(2)
In the event of a termination by us other than for cause or by the executive for good reason, in each case within 12 months of a change of control, amounts represent in the case of Dr. Tung, 150% of his target bonus for 2017, and in the case of Ms. Stuart and Dr. Cassella, 100% of the applicable executive’s target bonus for 2017.

(3)
This amount represents the Company-paid health and dental coverage. In the case of Dr. Tung, the amounts represent 15 months payable following a termination by us other than for cause or due to death or disability or by him for good reason, in each case not during the change of control period, and represents 18 months payable following a termination by us other than for cause or by him for good reason, in each case within 12 months of a change of control. With respect to Ms. Stuart and Dr. Cassella, amounts represent 12 months of Company-paid health and dental coverage.

(4)
In the event of a termination by us other than for cause, termination due to death or disability or a termination by the executive for good reason, in each case within 12 months of a change of control, all unvested stock options held by the executive at such time will immediately vest in full. The values for the accelerated vesting of stock options included in the table above are based on the intrinsic values of such unvested awards on December 31, 2017 (i.e., the difference between the closing price of the Company’s common stock on the NASDAQ Global Market on that date and the applicable exercise price, multiplied by the number of shares for which vesting would have been accelerated).

Other agreements
We have also entered into employee confidentiality, non-competition and proprietary information agreements with each of our named executive officers. Under the employee confidentiality, non-competition and proprietary information agreements, each named executive officer has agreed (1) not to compete with us during his or her employment and for a period of one year after the termination of his or her employment, (2) not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his or her employment.

401(k) retirement plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2017, and have the amount of the reduction contributed to the 401(k) plan. Participants over the age of 50 are entitled to an additional catch-up contribution up to the statutorily prescribed limit, equal to $6,000 in 2017. Currently, we match 50% of employee contributions up to 6% of the employee’s salary, subject to the statutorily prescribed limit, equal to $8,100 in 2017. The match immediately vests in full.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,953,961	(1)	8.10	1,701,451	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,953,961		8.10	1,701,451

(1)
Consists of stock options outstanding as of December 31, 2017 under our Amended and Restated 2006 Stock Option and Grant Plan and our 2014 Stock Incentive Plan, which we refer to as the 2006 Plan and the 2014 Plan, respectively.

(2)
Consists of shares of common stock authorized under the 2014 Plan that remained available for grant under future awards as of December 31, 2016. This amount does not include an additional 925,615 shares that became available for issuance under the 2014 Plan on January 1, 2018 in accordance with the terms of the 2014 Plan. The number of shares available under the 2014 Plan is subject to further increase by (i) the number of shares of our common stock subject to outstanding awards under the 2006 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased and (ii) further annual increases, to be added on January 1 of each year, through 2024, in each case equal to the lowest of (a) 2,000,000 shares of our common stock, (b) 4% of the number of our outstanding shares on January 1 of each such fiscal year and (c) an amount determined by our Board of Directors.

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of January 31, 2018 by:

•	each of our directors and our director nominees;

•	each of our named executive officers;

•	all of our directors, our director nominees and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after January 31, 2018. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to community property laws, where applicable. The information is not necessarily indicative of beneficial ownership for any other purpose.
The percentage ownership calculations for beneficial ownership are based on 23,226,702 shares of common stock outstanding as of January 31, 2018. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Concert Pharmaceuticals, Inc., 99 Hayden Avenue, Suite 500, Lexington, Massachusetts 02421.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after January 31, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders
Entities affiliated with BVF, Inc.(1)	1,969,789	8.5%
Entities affiliated with BlackRock Inc.(2)	1,786,223	7.7%
Ingalls & Snyder LLC (3)	1,332,662	5.7%
Entities affiliated with GlaxoSmithKline (4)	1,179,941	5.1%

Executive Officers and Directors
Roger D. Tung, Ph.D.(5)	1,151,061	5.0%
James V. Cassella, Ph.D.(6)	147,500	*
Nancy Stuart (7)	309,916	1.3%
Richard H. Aldrich (8)	358,826	1.5%
Thomas G. Auchincloss (9)	54,500	*
Ronald W. Barrett, Ph.D.(10)	27,500	*
Meghan FitzGerald, Ph.D. (11)	24,167	*
Christine van Heek (12)	22,083	*
Peter Barton Hutt, LL.M (13)	46,080	*
Wilfred E. Jaeger, M.D.(14)	27,500	*
Wendell Wierenga, Ph.D.(15)	67,677	*
All current executive officers and directors as a group (13 persons) (16)	2,294,185	9.4%

*	Represents beneficial ownership of less than 1% of our outstanding stock.

(1)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018 by the following entities and individual. Consists of (i) 951,300 shares of common stock beneficially owned by Biotechnology Value Fund, L.P. (“BVF”), (ii) 632,642 shares of common stock beneficially owned by Biotechnology Value Fund II, L.P (“BVF2”) and (iii) 122,496 shares of common stock beneficially owned by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”). BVF Partners OS Ltd. (“Partners OS”) as the general partner of Trading Fund OS may be deemed to beneficially own the 122,496 shares of Common Stock beneficially owned by Trading Fund OS. BVF Partners L.P. (“Partners”), as the general partner of BVF, BVF2, the investment manager of Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 1,969,789 shares of Common Stock beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and certain Partners management accounts (the “Partners Management Accounts”), including 263,351 shares of Common Stock held in the Partners Managed Accounts. BVF Inc., as the investment adviser and general partner of Partners, may be deemed to beneficially own the 1,706,438 shares of Common Stock beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 1,706,438 shares of Common Stock beneficially owned by BVF Inc. Partners OS disclaims beneficial ownership of the shares of Common Stock beneficially owned by Trading Fund OS. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of Common Stock beneficially owned by BVF, BVF2, Trading Fund OS, and the Partners Management Accounts. The address for Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104 Cayman Islands and the address for each of the other entities and for Mr. Lampert is 1 Sansome Street, 30th Floor, San Francisco, CA 94104.

(2)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2018 by BlackRock, Inc. Consists of 1,786,223 shares of common stock beneficially owned by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY, 10055.

(3)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018 by Ingalls & Snyder LLC. Consists of 1,322,662 shares of common stock beneficially owned by Ingalls & Snyder LLC. The address for Ingalls & Snyder LLC is 1325 Avenue of the Americas, New York, NY, 10019.

(4)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018 by GlaxoSmithKline plc. Consists of 1,179,941 shares of common stock held by Glaxo Group Limited, a wholly owned subsidiary of GlaxoSmithKline plc. The address of these entities is 980 Great West Road, Brentford, Middlesex, United Kingdom TW8 9GS.

(5)
In addition to shares of common stock held directly, includes 121,873 shares of common stock held by the Roger D. Tung 2011 GRAT, for which Dr. Tung is the sole trustee, 12,389 shares of common stock held by the RD Tung Irrevocable Trust, for which Dr. Tung’s wife is a co-trustee, and 13,274 shares of common stock held by the Tung Family Investment Trust, for which Dr. Tung is a co-trustee. Includes 460,427 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.

(6)	Consists of 147,500 shares of common stock issuable upon exercise of options exercisable within 60 days after January 31, 2018.
(7)	In addition to shares of common stock held directly, includes 229,122 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(8)
In addition to shares of common stock held directly, includes 44,351 shares of common stock held by the Little Eagles, LLC, of which the owners of Little Eagles, LLC are Richard H. Aldrich Irrevocable Trust of 2011 and trusts established for the benefit of the Mr. Aldrich's minor children. The trustees of Richard H. Aldrich Irrevocable Trust of 2011 are Mr. Aldrich's spouse, Nichole A. Aldrich, and Mr. Aldrich's brother, Caleb F. Aldrich. The beneficiaries of Richard H. Aldrich Irrevocable Trust of 2011 are Mr. Aldrich's minor children. Mr. Aldrich disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Includes 27,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.

(9)	In addition to shares of common stock held directly, includes 52,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(10)	Consists of 27,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(11)	Consists of 24,167 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(12)	Consists of 22,083 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(13)	In addition to shares held directly, includes 41,656 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(14)	Consists of 27,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(15)	In addition to shares held directly, includes 56,038 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.
(16)	Includes 1,173,368 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted a written related person transaction policy that sets forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.
Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

•	the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

•
the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

•	the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.
The policy provides that any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by our audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, our audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. The policy also provides that alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.
In addition, the policy provides that any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.
The policy provides that transactions involving compensation of executive officers will be reviewed and approved by our compensation committee in the manner to be specified in the charter of the compensation committee.
A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The policy provides that the audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.
No related person transactions were brought to the attention of the audit committee for consideration in 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of the Company’s common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in the Company’s securities required to be filed for 2017 by Section 16(a) under the Exchange Act.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2018
Stockholders are being asked to ratify the appointment by the audit committee of the Board of Ernst &Young LLP as our independent registered public accounting firm. Ernst & Young LLP has served as the company’s independent registered public accounting firm since 2007.
The audit committee is solely responsible for selecting the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, the Board believes that submitting the appointment of Ernst & Young LLP to the Stockholders for ratification is good corporate governance. If stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

The following table summarizes the fees Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2017	2016
Audit Fees (1)	$569,713	$423,535
Audit-Related Fees	—	—
Tax Fees (2)	48,450	37,960
All Other Fees (3)	2,000	2,000
Total Fees	$620,163	$463,495

(1)	Audit fees for 2017 and 2016 consist of fees for the audit of our consolidated financial statements and the review of our interim financial statements.
(2)
Tax fees consists of fees incurred for tax compliance and tax return preparation. Tax fees for 2017 and 2016 also include fees incurred in connection with preparation of an ownership analysis pursuant to Section 382 of the Internal Revenue Code to quantify any limitations on the availability of net operating loss carryforwards to offset taxable income.

(3)	All Other Fees represents payment for access to the Ernst & Young LLP online accounting research database.
Pre-approval Policy and Procedures
The audit committee of our Board has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent auditor if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the audit committee and approved prior to completion of the audit by the audit committee.
From time to time, our audit committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the audit committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the audit committee following such approval, management or the independent auditor shall report to the audit committee regarding each service actually provided to us pursuant to such pre-approval.
During our 2017 and 2016 fiscal years, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement or the Notice, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to the Company. Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 500, Lexington, MA 02421 Attention: Investor Relations, telephone: 781-860-0045. If you want to receive separate copies of the Notice, proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2019 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than January 3, 2019, which is 120 days prior to the first anniversary of the mailing date of the Notice. However, if the date of the 2019 annual meeting of stockholders is changed by more than 30 days from the date of this year’s Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2019 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement.
If a stockholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2019 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 14, 2019 and no later than March 16, 2019.
Stockholder proposals should be addressed to Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 500, Lexington, MA 02421 Attention: Corporate Secretary.

OTHER MATTERS
Our Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in this proxy statement intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Peter Barton Hutt   02) Wilfred Jaeger   03) Roger Tung

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000382216_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K, Notice and Proxy Statement is/are available at www.proxyvote.com

CONCERT PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 14, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Concert Pharmaceuticals, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2018, and hereby appoints Roger D. Tung, Marc Becker and Lynette Herscha, and each of them, with full power of substitution, as proxy or proxies, to vote all shares of the common stock of the undersigned at the Annual Meeting of stockholders of Concert Pharmaceuticals, Inc. to be held June 14, 2018, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the proxy statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORETHE MEETING.

0000382216_2 R1.0.1.17

Continued and to be signed on reverse side